For the fiscal period ended 06/30/02
File number 811-03623

					SUB-ITEM 77-0 Exhibit

		Transactions Effected Pursuant to Rule 10f-3

I.  SP PIMCO High Yield Portfolio

1.   Name of Issuer
	Park Place Entertainment 144A

2.   Date of Purchase
	03/05/2002

3.   Number of Securities Purchased
	2,000

4.   Dollar Amount of Purchase
	$200,000

5.   Price Per Unit
	$100

6.   Name(s) of Underwriter(s) or Dealer(s)
      From whom Purchased
Deutsche Banc Alex Brown Inc.

7.   Other Members of the Underwriting Syndicate
	  See Exhibit A

EXHIBIT A

UNDERWRITER

Bank of New York
Commerzbank Capital Markets Corp.
Credit Suisse First Boston Corp.
Dresdner Kleinwort Wasserstein SEC
First Union Securities
Fleet Boston Corp.
Scotia Capital Inc.
SG Cowen Securities Corp
Wells Fargo